Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HIPPO PARENT CORPORATION

Hippo Parent Corporation., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Hippo Parent Corporation.

The date of filing its original Certificate of Incorporation with the Secretary of State was July 30, 2021.

2. This Amended and Restated Certificate of Incorporation has been duly adopted and ratified in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates and amends the text of the Certificate of Incorporation as amended, supplemented and restated heretofore, to read in its entirety as follows:

ARTICLE FIRST: The name of the Corporation shall be HF Sinclair Corporation.

ARTICLE SECOND: The address of the registered office of the Corporation in the State of Delaware is at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

ARTICLE THIRD: The Corporation may engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Twenty Five Million (325,000,000) shares, of which Five Million (5,000,000) shares having par value of One Dollar ($1.00) each, amounting in the aggregate to Five Million Dollars ($5,000,000), shall be Preferred Stock, and of which Three Hundred Twenty Million (320,000,000) shares having par value of One Cent ($0.01) each, amounting in the aggregate to Three Million Two Hundred Thousand Dollars ($3,200,000), shall be Common Stock.

The designations and the powers, preferences and rights, and the qualifications, limitations and/or restrictions thereof shall be determined as follows:

PREFERRED STOCK, $1.00 par value

Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to the date from which cumulative preferred dividends, if any, shall be cumulative. For each such series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the rights, preferences, limitations and restrictions of shares of such series, including, without limitation, rights, or limitations with respect to voting powers, if any, redemption rights, if any, conversion rights, if any, dividend rights and any preferences on liquidation.

COMMON STOCK, $.01 par value

Subject to any preferences, qualifications, limitations, voting rights and restrictions with respect to each class of the capital stock of the Corporation having any preference or priority over the Common Stock, the holders of the Common Stock shall have and possess all rights appertaining to capital stock of the Corporation.

No holder of stock of any class of the Corporation shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional shares of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other evidences of indebtedness convertible into or exchangeable for stock, but all such new or additional shares of stock of any class, or bonds, debentures or other evidences of indebtedness convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such person or persons as the Board of Directors in its absolute discretion may deem advisable. Except as expressly provided elsewhere in this Article Fourth, no vote of holders of Preferred Stock or Common Stock shall be required in connection with the designation or the issuance of any shares of any series of any Preferred Stock authorized by and complying with the conditions contained herein.

ARTICLE FIFTH: The number of directors of the Corporation shall be fixed time to time by or in the manner provided for in the By-Laws but shall never be less than three. In case of any increase in the number of directors, the additional directors may be elected by the directors then in office or by the stockholders at any annual or special meeting. Election of directors need not be by written ballot.

ARTICLE SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, and repeal the By-Laws of the Corporation.

The By-Laws may confer powers on the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred by statute.

ARTICLE SEVENTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of such director’s duty as a director, except that a director shall remain liable to the extent provided by law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or deletion of this Article shall impair the immunity of any person under this Article for any act or omission occurring prior to the effectiveness of such amendment or deletion.

The Corporation shall indemnify to the fullest extent authorized by law (as now or hereafter in effect), and shall advance expenses to, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or is or was, at the request of the Corporation, serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or deletion of this Article shall impair the immunity of any person under this Article for any act or omission occurring prior to the effectiveness of such amendment or deletion.

ARTICLE EIGHTH: A director of this Corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser, or otherwise, nor in the absence of fraud, shall any transaction or contract of this Corporation be void or voidable or affected by reason of the fact that any director or any firm of which any director is a member or an employee or any corporation of which any director is an officer, director, stockholder, or employee is in any way interested in such transaction or contract, even though the vote of the director or directors having such adverse interest shall have been necessary to obligate the Corporation upon such contract or transaction, and, in the absence of fraud, no director or directors having such adverse interest shall be liable to the Corporation or to any stockholder or creditor thereof or to any other person for any loss incurred by it under or by reason of any such contract or transaction, nor, in the absence of fraud, shall any such director or directors be accountable for any gains or profits realized thereon.

ARTICLE NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title

8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such a matter as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, said Hippo Parent Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed by Michael C. Jennings, its Chief Executive Officer, this 14th day of March, 2022.

HIPPO PARENT CORPORATION

By:	/s/ Michael C. Jennings
Name: Michael C. Jennings
Title: Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation of Hippo Parent Corporation]